EXHIBIT 99.1

THE MAY DEPARTMENT STORES COMPANY REPORTS
RESULTS FOR THE FIRST QUARTER OF FISCAL 2003

ST. LOUIS, May 13, 2003 - The May Department Stores Company [NYSE: MAY] today announced earnings per share, net earnings and net sales for the first quarter of fiscal 2003.

For the 13 weeks ended May 3, 2003, diluted earnings per share were 23 cents, compared with 23 cents per share in the same period a year ago. Net earnings were $72 million, compared with $70 million in the prior year.

First quarter 2003 earnings include a $31 million or 10 cents per share tax credit recorded upon the resolution of various federal and state income tax issues. First quarter 2002 earnings include $40 million or 8 cents per share of division combination costs.

First quarter net sales were $2.87 billion, a decrease of 7.2%, compared with $3.10 billion in the 2002 first quarter. Store-for-store sales decreased 8.8% for the quarter.

May opened two new department stores during the 2003 first quarter: a Filene's store in Brockton, Mass., and a Foley's store in Houston, Texas. Also during the quarter, May completed the purchase of two department store locations in Columbus, Ohio.

Nine additional department stores are planned for 2003: three Kaufmann's stores - the two recently purchased stores in Columbus, Ohio, and one in Pittsburgh, Pa.; two Foley's stores in Dallas, Texas, and Lake Charles, La.; a Famous-Barr store in Columbia, Mo.; a Hecht's store in Richmond, Va.;
a Lord and Taylor store in Miami, Fla.; and a Meier & Frank store in Ogden, Utah.

In May's Bridal Group, David's Bridal opened two stores in the first quarter. For the balance of the year, May plans to open an additional 28 David's Bridal stores, 15 After Hours Formalwear stores, and two Priscilla of Boston stores. At the end of the first quarter, May operated 445 department stores under the names of Lord & Taylor, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 183 David's Bridal stores, 235 After Hours Formalwear stores, and 10 Priscilla of Boston stores in its Bridal Group. May currently operates in 45 states, the District of Columbia, and Puerto Rico.






This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, and our ability to hire and retain qualified associates. Because of these factors, actual performance could differ materially from that described in forward-looking statements.

                         CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

































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                                     THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                        CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                                            (unaudited)

                                                                       13 Weeks Ended
                                                     May 3, 2003	                May 4, 2002
                                                                 % to                          % to
(Millions, except per share)	                    $       Net Sales	      $           Net Sales
Net sales                                      $  2,873                   $ 3,096
Cost of sales                                     2,088        72.7%        2,203           71.2%
Selling, general, and
     administrative expenses                        640        22.3           658           21.2
Division combination costs                                                     40            1.3
Interest expense, net                                80         2.7            83            2.7

Earnings before income taxes                         65         2.3           112            3.6
Provision (credit) for income taxes                 ( 7)      (10.7)*          42           37.4*

Net earnings                                       $ 72         2.5%         $ 70            2.3%

Diluted earnings per share                         $.23                      $.23

Excluding division combination costs
    Net earnings                                   $ 72         2.5%         $ 95            3.1%
    Diluted earnings per share                     $.23                      $.31

Dividends paid per common share                    $.24                      $.23-3/4

Diluted average shares
 and equivalents                                  307.3                     308.9

* Percent represents effective income tax rate.

                            Net Sales - Percent Decrease from Prior Year
Net sales include merchandise sales and lease department income. Store-for-store sales compare sales of stores open during both years beginning the first day a new store has prior-year sales and excludes sales of stores closed during both periods.

                                                       13 Weeks Ended
                                                       May 3, 2003
                                                            Store-for-
                                                   Total         Store
                                                   (7.2)%         (8.8)%
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                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                   CONDENSED CONSOLIDATED BALANCE SHEET

(millions)
ASSETS                           May 3,     May 4,              LIABILITIES AND              May 3,   May 4,
             	                   2003       2002              SHAREOWNERS' EQUITY	      2003     2002
Cash and cash equivalents      $     78       $ 61              Notes payable             $    390  $    77
Accounts receivable, net          1,536      1,690              Current maturities of
                                                                    long-term debt             170      263
Merchandise inventories           3,172      3,141              Accounts payable and
Other current assets                 79         61                  accrued expenses         2,260    2,209

Total Current Assets              4,865      4,953              Total Current Liabilities    2,820    2,549

Property and equipment, net	  5,511      5,260              Long-term debt               3,936    4,336
Goodwill and other intangibles    1,615      1,612              Deferred income taxes          794      706
Other assets                        131        119              Other liabilities              368      368
                                                                ESOP preference shares         257      283
                                                                Unearned compensation          (91)    (152)

                                                                Shareowners' equity          4,038    3,854
                                                                Total Liabilities and
Total Assets                   $ 12,122   $ 11,944              Shareowners' Equity       $ 12,122 $ 11,944











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                              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

 (millions)                                                       13 Weeks Ended
                                                         May 3, 2003           May 4, 2002
Operating activities:
   Net earnings                                             $     72               $    70
   Depreciation and amortization                                 138                   133
   (Increase) decrease in working capital and other             (156)                   21
Total operating activities                                        54                   224

Investing activities:
   Net additions to property and equipment                      (186)                 (144)
Total investing activities                                      (186)                 (144)

Financing activities:
   Net issuances (payments) of notes payable
      and long-term debt                                         232                   (10)
   Net (purchases) issuances of common stock                      (4)                   12
   Dividend payments                                             (73)                  (73)
Total financing activities                                       155                   (71)

Increase in cash and cash equivalents                             23                     9

Cash and cash equivalents, beginning of period	                  55                    52

Cash and cash equivalents, end of period                    $     78              $     61


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                          THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                         NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Interim Results

The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 2002 Annual Report to Shareowners and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year.

Operating results of periods which exclude the Christmas season may not be indicative of the operating results that may be expected for the fiscal year.


Cost of Sales

For the 13 weeks ended May 3, 2003, cost of sales as a percent of net sales increased 1.5% principally due to a 1.1% increase in occupancy costs and a 0.3% increase in the cost of merchandise.

Selling, General, and Administrative Expenses (SG&A)

SG&A expenses as a percent of net sales increased from 21.2% in the first quarter of 2002 to 22.3% in the first quarter of 2003 due to a 0.6% increase in payroll, a 0.3% increase in pension costs, and a 0.5% increase in other expenses, including insurance and advertising costs, offset by a 0.3% decrease in credit expense.

Division Combination Costs

In 2002 nonrecurring charges of $114 million or $.24 per share were recognized related to division combinations, of which $40 million or $.08 per share were incurred the first quarter of 2002.



Income Taxes

First-quarter 2003 income taxes are a net credit because the company recorded a $31 million tax credit upon the resolution of various federal and state income tax issues. Excluding the $31 million tax credit, the company's 2003 estimated effective tax rate is 37.0%


Reclassifications

Certain prior-year amounts have been reclassified to conform with the current-year presentation.


Trailing Years' Results

Operating results excluding division combination costs for the trailing years were as follows (millions, except per share):

                                            52 Weeks Ended
                                         May 3, 2003    May 4, 2002

               Net sales                     $13,268        $13,908
               Net earnings                  $   595        $   689
               Diluted earnings per share    $  1.92	    $  2.18